EXHIBIT 99.1
PRESS RELEASE DATED JANUARY 30, 2006

EVERGREENBANCORP, INC. DECLARES QUARTERLY CASH DIVIDEND

(January 30, 2006 – Seattle, WA) – The Board of Directors of EvergreenBancorp, Inc. (OTCBB: EVGG) has approved a quarterly cash dividend upon the common stock of the company, President and CEO Gerald O. Hatler announced today. A cash dividend of six cents ($.06) per share will be payable on February 17, 2006 to shareholders of record as of the close of business on February 9, 2006.

EvergreenBancorp, Inc. is a bank holding company headquartered in Seattle, Washington. Its subsidiary, EvergreenBank, is one of the few locally owned, independent community banks left in the Puget Sound region with six offices in Seattle, Bellevue, Lynnwood, and Federal Way. The Bank is an award-winning institution, named one of the “best companies to work for” by Washington CEO magazine, as well as “best-rated bank service” by Consumer Checkbook Magazine. It offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; Health Savings Accounts; financial planning and investment services; Internet banking; and merchant credit card processing services.

EvergreenBancorp stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.evergreenbancorp.com to learn more.

Contact:

Bill Filer
Chief Financial Officer
EvergreenBancorp, Inc.
206/749-7350
bill.filer@evergreenbank.com